As filed with the Securities and Exchange Commission on March 17, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DESTINATION XL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-2623104
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

555 Turnpike Street, Canton, MA	02021
(Address of Principal Executive Offices)	(Zip Code)

DESTINATION XL GROUP, INC.

2006 INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Robert S. Molloy

Senior Vice President and General Counsel

Destination XL Group, Inc.

555 Turnpike Street

Canton, Massachusetts 02021

(Name and address of agent for service)

(781) 828–9300

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	1,500,000 shares	$5.97	$8,955,000.00	$1,153.41

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Destination XL Group, Inc. 2006 Incentive Compensation Plan by reason of any stock dividend, stock split, recapitalization, or any other similar transaction without receipt of consideration that results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of the average of the high and low prices of the Registrant’s Common Stock on the Nasdaq Global Select Market on March 10, 2014.

REGISTRATION OF ADDITIONAL SECURITIES

PURSUANT TO GENERAL INSTRUCTION E

This registration statement (this “Registration Statement”) is being filed to register an additional 1,500,000 shares of the Registrant’s common stock which may be offered or sold from time to time pursuant to the Registrant’s 2006 Incentive Compensation Plan, as amended (the “Plan”). Pursuant to General Instruction E of Form S-8, the Registrant hereby incorporates by reference the contents of the Registrant’s following Registration Statements on Form S-8, except for Items 3 and 8 which are being updated by this Registration Statement: (i) Registration Statement on Form S-8 (File No. 333-170708) filed with the Securities and Exchange Commission (the “Commission”) on November 19, 2010 registering 2,500,000 shares under the Plan; (ii) Registration Statement on Form S-8 (File No. 333-163245) filed with the Commission on November 20, 2009 registering 750,000 shares under the Plan, and (iii) Registration Statement on Form S-8 (File No. 333-136890) filed with the Commission on August 25, 2006 registering 2,500,000 shares under the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

(a)	The Registrant’s Annual Report on Form 10–K for the fiscal year ended February 1, 2014.

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8–A/A, filed on August 28, 2009, and all amendments and reports updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post–effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Canton, Commonwealth of Massachusetts, on this 17th day of March 2014.

DESTINATION XL GROUP, INC.

By:	Robert S. Molloy
Robert S. Molloy
Senior Vice President, General Counsel

Pursuant to the requirements of the Securities and Exchange Act of 1934, this report has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/S/ DAVID A. LEVIN David A. Levin	President and Chief Executive Officer (Principal Executive Officer) and Director	March 17, 2014

/S/ JOHN E. KYEES John E. Kyees	Interim Chief Financial Officer (Principal Financial Officer) and Director	March 17, 2014

/S/ PETER H. STRATTON, JR. Peter H. Stratton, Jr.	Senior Vice President of Finance and Corporate Controller (Principal Accounting Officer)	March 17, 2014

/S/ SEYMOUR HOLTZMAN Seymour Holtzman	Chairman of the Board of Directors	March 12, 2014

/S/ ALAN S. BERNIKOW Alan S. Bernikow	Director	March 11, 2014

/S/ JESSE H. CHOPER Jesse H. Choper	Director	March 11, 2014

/S/ WILLEM MESDAG Willem Mesdag	Director	March 11, 2014

/S/ WARD K. MOONEY Ward K. Mooney	Director	March 11, 2014

/S/ GEORGE T. PORTER, JR. George T. Porter, Jr.	Director	March 11, 2014

/S/ MITCHELL S. PRESSER Mitchell S. Presser	Director	March 12, 2014

/S/ IVY ROSS Ivy Ross	Director	March 12, 2014

EXHIBIT INDEX

No.	Description

4.1	Destination XL Group, Inc. 2006 Incentive Compensation Plan, as amended (included as Exhibit 10.3 to the Registrant’s Annual Report on Form 10-K filed on March 17, 2014 and incorporated herein by reference).

5.1	Opinion of Greenberg Traurig LLP, counsel to the Registrant.

23.1	Consent of Greenberg Traurig LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

23.3	Consent of Ernst & Young LLP.